ALSTON&BIRD LLP

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Exhibit 5.1

January 8, 2008

Rayonier Inc.

50 N. Laura Street

Jacksonville, Florida 32202

Re:	Rayonier Inc. – Registration Statement on Form S-3, filed with the Securities and Exchange Commission on January 8, 2008

Ladies and Gentlemen:

We are furnishing this opinion letter to you pursuant to Item 16 of the Securities and Exchange Commission’s (the “Commission”) Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in our capacity as North Carolina counsel to Rayonier Inc., a North Carolina corporation (the “Guarantor”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Commission by Rayonier TRS Holdings Inc., a Delaware company and a wholly-owned subsidiary of the Guarantor (the “Company”), and the Guarantor. The Registration Statement is being filed to register for resale (i) $300,000,000 aggregate principal amount of 3.75% Senior Exchangeable Notes due 2012 (the “Notes”) of the Company; (ii) the Guarantor’s unconditional guarantee (the “Guarantee”) as to the payment of principal and interest of the Notes; and (iii) 5,472,900 shares of the Guarantor’s common stock, no par value (the “Underlying Shares”), issuable upon exchange of the Notes.

The Notes and the Guarantee were issued pursuant to an Indenture dated as of October 16, 2007, by and among the Company, the Guarantor and The Bank of New York Trust Company N.A., as trustee (the “Indenture”).

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Guarantor, including, without limitation, resolutions adopted by the Board of Directors of the Guarantor, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Guarantor, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

Atlanta • Charlotte • Dallas • New York • Research Triangle • Washington, D.C.

Rayonier Inc.

January 8, 2008

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into by the Company and the Guarantor in connection with the issuance of the Notes and the Guarantee and the related obligation to, upon the occurrence of certain circumstances, issue the Underlying Shares, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We have relied, without independent investigation, for the purposes of the opinions herein expressed, on the assumptions that:

(a) All natural persons acting on behalf of the Guarantor have sufficient legal capacity to take all such actions as may be required of them as representatives of the Guarantor;

(b) All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the law of North Carolina are generally available to lawyers practicing in North Carolina, and are in a format that makes legal research reasonably feasible;

(c) The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in North Carolina has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and

(d) The Notes and the Guarantee constitute binding obligations of the Company and the Guarantor under the Indenture.

The opinions expressed below concern only the effect of the laws of the State of North Carolina as currently in effect, and we express no opinion on the applicability of the law of any other jurisdiction. We assume no obligation to supplement this letter if any of the applicable laws change in any manner.

Our opinions expressed herein are subject to the qualification that the enforceability of the Guarantee and the obligation of the Guarantor thereunder and the availability of certain rights and remedies are subject to (1) the effect of applicable

Rayonier Inc.

January 8, 2008

bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship, and moratorium laws, and are subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors generally, (2) the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the availability of injunctive relief or other equitable remedies, including, without limitation, where (i) the breach of the covenants or provisions set forth in the Indenture imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (ii) a creditor’s enforcement of such remedies, covenants or provisions under the circumstances, or the manner of such enforcement, would violate such creditor’s implied covenant of good faith and fair dealing, or would be commercially unreasonable; or (iii) a court having jurisdiction finds that such remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public policy, and (3) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

Based upon and limited by the foregoing, it is our opinion that:

1. The Guarantor has been duly incorporated and is validly existing and in good standing under the laws of the State of North Carolina.

2. The Underlying Shares are duly authorized and reserved for issuance by the Guarantor upon exchange of the Notes, and, when issued upon exchange of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Notes and the Indenture and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in numbered paragraphs 1 and 2 above, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement and the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours, ALSTON & BIRD LLP

By:	/s/ Gary C. Ivey
Gary C. Ivey A Partner